EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of GetFugu, Inc. and Subsidiary (formerly known as Madero, Inc.) (a development stage company) on Form S-1 of our report dated April 15, 2010, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of GetFugu, Inc. and Subsidiary (formerly known as Madero, Inc.) (a development stage company) as of December 31, 2009 and for the year then ended and  the consolidated statements of operations and cashflows for the period from March 14, 2007 (date of inception) to December 31, 2009 , which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus

/s/ Marcum LLP

Marcum LLP
New York, New York
May 5, 2010

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statements on Form S-1, of our report dated April 14, 2009, relating to the financial statements of GetFugu, Inc. [formerly known as Madero, Inc., a development stage company] as of December 31, 2008 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ MSPC
MSPC
Certified Public Accountants and Advisors, A Professional Corporation

New York, NY May 5, 2010